OMB APPROVAL

OMB Number:	3235-0059
Expires:	January 31, 2008
Estimated average burden hours per response	14

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Wilsons the Leather Experts Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

WILSONS THE LEATHER EXPERTS INC.
7401 Boone Avenue North
Brooklyn Park, Minnesota 55428
April 26, 2006
Dear Shareholder:
      You are cordially invited to attend the Annual Meeting of Shareholders of Wilsons The Leather Experts Inc., a Minnesota corporation, to be held at The Northland Inn, 7025 Northland Drive, Brooklyn Park, Minnesota, commencing at 10:00 a.m., Central Daylight Time, on Thursday, June 1, 2006.
      The Secretary’s Notice of Annual Meeting and the Proxy Statement which follow describe the matters to come before the meeting. During the meeting, we will also review the activities of the past year and items of general interest about our company.
      It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting in person, please complete, sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope as promptly as possible. If you later desire to revoke the proxy, you may do so at any time before it is exercised.

Sincerely,

Michael M. Searles
Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING
PROXY STATEMENT
SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT
PROPOSAL NUMBER ONE ELECTION OF DIRECTORS
REPORT OF THE AUDIT COMMITTEE
FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF THE COMPENSATION COMMITTEE
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
EQUITY COMPENSATION PLAN INFORMATION
COMPENSATORY PLANS OR ARRANGEMENTS
COMPARATIVE STOCK PERFORMANCE
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PROPOSAL NUMBER TWO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ADDITIONAL MATTERS

WILSONS THE LEATHER EXPERTS INC.
NOTICE OF ANNUAL MEETING
      The Annual Meeting of Shareholders of Wilsons The Leather Experts Inc., a Minnesota corporation, will be held at The Northland Inn, 7025 Northland Drive, Brooklyn Park, Minnesota, on Thursday, June 1, 2006, commencing at 10:00 a.m., Central Daylight Time, for the following purposes:

1.	To elect three directors for a three-year term.

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending February 3, 2007.

3.	To act upon any other business that may properly be brought before the meeting.
      The Board of Directors has fixed April 3, 2006, as the record date for the meeting, and only shareholders of record at the close of business on that date are entitled to receive notice of and vote at the meeting and at any adjournments thereof. Your proxy is important to ensure a quorum at the meeting. Please complete, sign, date and return your proxy in the enclosed postage-paid envelope, whether or not you plan to attend the meeting. Your cooperation in promptly signing and returning your proxy will help us avoid further solicitation expense. You may revoke the proxy at any time prior to its being exercised, and returning your proxy will not affect your right to vote in person if you attend the meeting and revoke the proxy.

By Order of the Board of Directors,

Philip S. Garon
Secretary
Brooklyn Park, Minnesota
April 26, 2006

WILSONS THE LEATHER EXPERTS INC.
7401 Boone Avenue North
Brooklyn Park, Minnesota 55428
PROXY STATEMENT
General Information Regarding the Solicitation
      The enclosed proxy is being solicited by our Board of Directors for use in connection with the Annual Meeting of Shareholders to be held on Thursday, June 1, 2006, at The Northland Inn, 7025 Northland Drive, Brooklyn Park, Minnesota, commencing at 10:00 a.m., Central Daylight Time, and at any adjournments thereof.
      Only shareholders of record at the close of business on April 3, 2006, will be entitled to vote at the meeting or adjournments. Proxies in the accompanying form which are properly signed, duly returned and not revoked will be voted in the manner specified. If no instructions are indicated, properly executed proxies will be voted for the proposals set forth in this Proxy Statement. A shareholder executing a proxy may revoke it at any time before it is exercised by notice in writing to one of our officers or by properly signing and duly returning a proxy bearing a later date. The mailing of this Proxy Statement and form of proxy to shareholders will commence on or about April 26, 2006.
      As of the date of this Proxy Statement, our Board of Directors and management know of no other matters, other than those described in the Notice of Annual Meeting and this Proxy Statement, that are to come before the meeting. If any other matters are properly presented at the meeting and call for a vote of shareholders, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment, subject to applicable federal securities rules.
      We will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by the use of the mails, certain directors, officers and regular employees may solicit proxies by telephone, telecopier, telegram or personal contact. We have also requested brokerage firms and custodians, nominees and other record holders to forward soliciting materials to the beneficial owners of our common stock and will reimburse them for their reasonable out-of-pocket expenses in so forwarding such materials.
      The address of our principal executive office is 7401 Boone Avenue North, Brooklyn Park, Minnesota 55428, and our telephone number is 763-391-4000.
Required Vote
      The common stock is our only authorized and issued voting security. At the close of business on April 3, 2006, there were 39,105,652 shares of our common stock issued and outstanding, each of which is entitled to one vote.

Quorum
      The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum for the transaction of business at the meeting. Abstentions and broker non-votes will be counted as present for purposes of determining the existence of a quorum.

Vote Required
      The affirmative vote of a plurality of the shares of common stock present in person or by proxy at the meeting and entitled to vote is required for the election to the Board of Directors of each of the nominees for director. Shareholders do not have the right to cumulate their votes in the election of directors.

      The affirmative vote of the holders of the greater of (1) a majority of the shares of common stock present in person or by proxy at the meeting and entitled to vote or (2) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the meeting is required for approval of the other proposal presented in this Proxy Statement. A shareholder who abstains with respect to a proposal will have the effect of casting a negative vote on that proposal. A shareholder who does not vote in person or by proxy on a proposal (including a broker non-vote) is not deemed to be present in person or by proxy for the purpose of determining whether a proposal has been approved.
SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT
      The following table sets forth, as of April 3, 2006, except as otherwise noted, the beneficial ownership of our common stock by (1) each person who we know to beneficially hold more than 5% of the outstanding common stock, (2) each director or nominee for director, (3) each officer named in the Summary Compensation Table on page 16, and (4) all of our executive officers and directors as a group. Except as otherwise noted, the listed beneficial owner has sole voting and investment power with respect to the listed shares.

	Amount and Nature of		Percentage of
Name and Address of Beneficial Owner	Beneficial Ownership		Outstanding Shares

Peninsula Investment Partners, L.P.	18,344,655.0	(1)	43.7%
404 B East Main Street
Charlottesville, VA 22902
Quaker Capital Management Corporation	7,264,113.0	(2)	18.0
401 Wood Street
Suite 1300
Pittsburgh, PA 15222
R. Ted Weschler	18,344,655.0	(1)	43.7
Richard Liu	2,704,812.0	(3)	6.9
c/o Superior Leather, Ltd.
Unit 510 Tower 2
Enterprise Square, 9 Sheung Yuet Rd
Kowloon Bay, Kowloon, Hong Kong
FMR Corp.	2,000,012.0	(4)	5.1
82 Devonshire Street
Boston, MA 02109
M. Adam Boucher	199.1		*
Betty A. Goff	214,033.8	(5)	*
Peter G. Michielutti	126,667.0	(6)	*
Jeffrey W. Orton	95,503.8	(7)	*
Teresa L. Wright	12,251.3	(8)	*
Michael T. Cowhig	30,000.0	(9)	*
William F. Farley	42,000.0	(10)	*
Peter V. Handal	14,000.0	(11)	*
Bradley K. Johnson	23,850.0	(12)	*
Michael J. McCoy	22,500.0	(13)	*
David L. Rogers and Diane Rogers	1,302,018.5	(14)	3.3
Michael M. Searles	268,082.1	(15)	*
All executive officers, directors and director nominees as a group (14 persons)	20,414,945.2	(16)	47.4

*	Represents less than 1%.

(1)	Peninsula Investment Partners, L.P. (“PIP”) and Peninsula Capital Advisors, LLC (“PCA”) have shared power to vote all such shares and shared power to dispose of all such shares. Mr. R. Ted Weschler is the sole managing member of PCA and is responsible for making investment decisions with respect to PCA and PIP. The information relating to the beneficial ownership of PIP and PCA is derived from a Schedule 13D, dated July 7, 2004, filed by PIP and PCA with the Securities and Exchange Commission (the “SEC”). Includes 1,428,571 shares that may be acquired upon the exercise of a warrant to subscribe for and purchase shares of our common stock that was issued to PIP on April 25, 2004, and 1,428,571 shares that may be acquired upon the exercise of a warrant to subscribe for and purchase shares of our common stock that was issued to PIP on July 2, 2004.

(2)	Quaker Capital Management Corporation (“Quaker”), in its capacity as investment advisor, may be deemed to be the beneficial owner of 7,264,113 shares of our common stock which are owned by various investment advisory clients of Quaker in accounts over which Quaker has discretionary authority. According to the Amendment, Quaker has sole voting and investment power with respect to 6,271,063 shares and shared voting and investment power with respect to 993,050 shares. No client of Quaker is known to own more than 5% of the class. The information relating to the beneficial ownership of Quaker is derived from an Amendment to a Schedule 13G, dated February 14, 2006, filed by Quaker with the SEC. Includes 571,429 shares that may be acquired upon the exercise of warrants to subscribe for and purchase shares of our common stock that were issued to Quaker on April 25, 2004, and 571,429 shares that may be acquired upon the exercise of warrants to subscribe for and purchase shares of our common stock that were issued to Quaker on July 2, 2004.

(3)	Mr. Liu has sole power to vote all of such shares and sole power to dispose of all such shares. All such shares are held for Mr. Liu’s account in the name of Copwell Holdings, Ltd. and Subtle Assets, Ltd. The information relating to the beneficial ownership of Mr. Liu is based on an Amendment to a Schedule 13D dated December 20, 2005, filed with the SEC.

(4)	Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., is the beneficial owner of all such shares as a result of acting as an investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. One of these investment companies, Fidelity Low Priced Stock Fund, owned 2,000,012 of these shares. Each of Edward C. Johnson 3d, FMR Corp. (through its control of Fidelity Management & Research Company) and the respective investment companies has sole power to dispose of the 2,000,012 shares owned by the investment companies. The Boards of Trustees of the respective investment companies have sole power to vote or direct the voting of all these shares. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Boards of Trustees. Through their stock ownership of FMR Corp., and a shareholder’s voting agreement, members of the Johnson family may be deemed to form a controlling group with respect to FMR Corp. The foregoing information is derived from a joint Schedule 13G/ A dated February 14, 2006, filed by FMR Corp. and Edward C. Johnson 3d with the SEC.

(5)	Includes options to purchase 84,600 shares of common stock which are exercisable within 60 days of the record date.

(6)	Includes options to purchase 126,667 shares of common stock which are exercisable within 60 days of the record date. All vested but unexercised options held by Mr. Michielutti were canceled on April 9, 2006.

(7)	Includes options to purchase 75,267 shares of common stock which are exercisable within 60 days of the record date.

(8)	Includes options to purchase 11,017 shares of common stock which are exercisable within 60 days of the record date.

(9)	Includes options to purchase 25,000 shares of common stock which are exercisable within 60 days of the record date.

(10)	Includes options to purchase 22,000 shares of common stock which are exercisable within 60 days of the record date.

(11)	Includes options to purchase 10,000 shares of common stock which are exercisable within 60 days of the record date.

(12)	Includes options to purchase 23,200 shares of common stock which are exercisable within 60 days of the record date.

(13)	Includes options to purchase 20,500 shares of common stock which are exercisable within 60 days of the record date.

(14)	Includes 780,518.50 shares of common stock owned jointly by Mr. Rogers and his spouse and includes options to purchase 521,500 shares of common stock which are exercisable within 60 days of the record date.

(15)	Includes options to purchase 266,667 shares of common stock which are exercisable within 60 days of the record date.

(16)	Includes options to purchase 1,101,501 shares of common stock held by directors and officers which are exercisable within 60 days of the record date and warrants to purchase 2,857,142 shares of common stock held by PIP which are currently exerciseable.

PROPOSAL NUMBER ONE
ELECTION OF DIRECTORS
      Under our Amended and Restated Articles of Incorporation and our Restated By-Laws, directors are elected for staggered terms of three years, with approximately one-third of the directors to be elected each year. There are currently three Class I directors whose terms expire at the Annual Meeting.
      At the Annual Meeting, our shareholders will be asked to elect three Class I directors so that the total number of directors after the Annual Meeting will be eight. The Governance and Nominating Committee of the Board of Directors recommended each of the nominees, and the Board has nominated William F. Farley, Peter V. Handal and Michael J. McCoy as nominees for election to serve three-year terms ending at the time of the 2009 Annual Meeting of Shareholders or until such nominee’s successor is elected and qualified. Mr. Farley, Mr. Handal and Mr. McCoy are currently serving as directors. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to elect the three nominees named below to constitute the Class I members of the Board.
      Each nominee has indicated a willingness to serve as a director. In case any nominee is not a candidate at the Annual Meeting, the proxies named in the enclosed form of proxy intend to vote in favor of the other nominees and to vote for any substitute nominee recommended by the Governance and Nominating Committee. Information as of April 3, 2006, regarding each nominee for election as a Class I director and for each director whose current term of office will continue after the Annual Meeting is set forth below.

	Name	Age	Director Since

Class I:	William F. Farley	62	March 2003
	Peter V. Handal	63	April 2005
	Michael J. McCoy	59	June 2003
Class II:	Michael T. Cowhig	59	November 2002
	David L. Rogers	63	May 1996
	R. Ted Weschler	44	June 2004
Class III:	Bradley K. Johnson	49	January 2003
	Michael M. Searles	57	December 2004
Nominees for Election For Terms Expiring in 2009 (Class I Directors):
      William F. Farley has served as Founder and Chief Executive Officer of Livingston Capital, a private investment firm, since January 2003. Mr. Farley served as Chairman and Chief Executive Officer of Science, Inc., a medical device company, from October 2000 to December 2002. Mr. Farley served as Chairman and Chief Executive Officer of Kinnard Investments, Inc. (now Miller Johnson Steichen Kinnard), an investment securities firm, from 1997 to 2000. Mr. Farley served as Vice Chairman of First Bank Systems (now US Bancorp), a financial services holding company, from 1990 to 1996. Mr. Farley is a director of Harte-Hanks, Inc.
      Peter V. Handal has served as Chairman of the Board with Dale Carnegie & Associates, Inc., a private international training company, since October 2005 and served as President and Chief Executive Officer since January 2000. Mr. Handal also served as Chief Operating Officer from 1999 to 2000. Mr. Handal has served as President of COWI International Group, a private management consulting firm, since 1990, Chief Executive Officer of J4P Associates, a private real estate firm, since 1984, and President of Victor B. Handal & Bro., Inc., a private real estate management company, since 1975. Mr. Handal served as a director of Factory 2-U Stores, Inc. from 1997 to August 2004. Factory 2-U Stores, Inc. filed for Chapter 11 bankruptcy in January 2004.
      Michael J. McCoy has served in various executive positions with Hormel Foods Corporation, a multi-national branded foods and meat products manufacturer and marketer, serving as Executive Vice President and Chief Financial Officer since May 2001. Mr. McCoy also served as Senior Vice President and Chief

Financial Officer from 2000 to 2001, Vice President and Controller from 1998 to 2000, Vice President and Treasurer from 1997 to 1998, Treasurer from 1996 to 1997, and Assistant Treasurer from 1994 to 1996. Mr. McCoy served as Vice President and Treasurer of FDL Foods, a meat processing operation, from 1982 to 1994. Mr. McCoy is a director of Hormel Foods Corporation.
Directors Whose Terms Expire in 2007 (Class II Directors):
      Michael T. Cowhig has served in various executive positions with The Gillette Company (now a business unit of the Procter and Gamble Company), a global consumer products marketer of personal care and personal use products, serving as President, Global Technical and Manufacturing Operations since January 2004. Mr. Cowhig also served The Gillette Company as Senior Vice President, Global Manufacturing and Technical Operations from 2002 to 2004, and as Senior Vice President, Global Supply Chain and Business Development, from 2000 to 2002, and in other executive manufacturing and operations positions in various business units from 1980 to 2000. Mr. Cowhig is a director of the Newell Rubbermaid Corporation.
      David L. Rogers has served as a retail consultant and private investor since August 2004. Mr. Rogers served as President and Chief Operating Officer of Wilsons Leather from April 1992 to August 2004. In 1988, Mr. Rogers joined Wilsons Leather as Executive Vice President and Chief Operating Officer when Bermans The Leather Experts, Inc., a specialty leather retailer, was acquired by Wilsons Leather, and he served in such capacity until April 1992. Mr. Rogers served as Chief Operating Officer of Bermans The Leather Experts, Inc., from 1983 to 1988 and Chief Financial Officer from 1980 to 1984.
      R. Ted Weschler has served as Managing Partner of Peninsula Capital Advisors, LLC, a private investment firm, since January 2000. Mr. Weschler served as founding executive officer of Quad-C, Inc., an investment firm, from November 1989 to December 1999. Mr. Weschler served as Assistant to the Vice Chairman of W.R. Grace & Co., a premier specialty chemicals and materials company, from 1987 to 1989, and Assistant to the Chairman of the Board and CEO from 1985 to 1987, and in various positions in Corporate Development from 1983 to 1985. Mr. Weschler is a director of WSFS Financial Corporation and First Avenue Networks, Inc.
Directors Whose Terms Expire in 2008 (Class III Directors):
      Bradley K. Johnson has served as Chief Administrative Officer and Chief Financial Officer of Recreation Equipment, Inc. (REI), a multi-channel retailer of specialty outdoor gear, since July 2004, and also served as Chief Financial Officer from April 2001 to June 2004. Mr. Johnson served as Chief Financial Officer of Cornerstone Brands Inc., a direct marketer of apparel and home products, from 1999 to 2000. Mr. Johnson served as Chief Administrative Officer and Chief Financial Officer of Land’s End Inc., a leading apparel and home products direct marketer, from 1996 to 1999. Mr. Johnson served as Vice President, Operations and Distribution of Wilsons Leather from 1995 to 1996, and Vice President, Property Management from 1993 to 1995, and Chief Financial Officer from 1990 to 1993.
      Michael M. Searles has served as our Chief Executive Officer since December 2004 and as Chairman and Chief Executive Officer since February 2005. Prior to joining Wilsons Leather, Mr. Searles had been in private retail consulting from 2002 to November 2004. He served as Chairman of the Board and Chief Executive Officer of Factory 2-U Stores, Inc., an off-price apparel and home products retailer, from 1998 to 2002. Factory 2-U Stores, Inc. filed for Chapter 11 bankruptcy in January 2004. Mr. Searles served in various positions at Montgomery Ward, a full-line department store chain, from 1996 to 1997, most recently as President, Merchandising and Marketing. Mr. Searles was President of Women’s Specialty Retail Group (formerly, the Casual Corner Group), then a division of United States Shoe Corporation, a manufacturing and retail apparel and footwear company, from 1993 to 1995. Mr. Searles also served as President of Kids “R” Us, a leading retailer of toys, baby products and children’s apparel, from 1984 to 1993.
Agreement Regarding Director
      Pursuant to the requirements of the Common Stock and Warrant Purchase Agreement dated as of April 25, 2004, among Peninsula Investment Partners, L.P., Quaker Capital Partners I, L.P. and Quaker

Capital Partners II, L.P. and the company, Mr. R. Ted Weschler was appointed to serve as a Class II director of the company for a then remaining term of not less than two years.
Board Matters and Meeting Attendance
      The Board of Directors has determined that each of Michael T. Cowhig, William F. Farley, Peter V. Handal, Bradley K. Johnson, Michael J. McCoy and R. Ted Weschler is an independent director as that term is defined in the listing standards of The NASDAQ Stock Market (the “Independent Directors”). The Independent Directors constitute a majority of the Board of Directors.
      The Board of Directors met seven times during our fiscal year ended January 28, 2006 (“fiscal year 2005”). Each director, except Mr. Cowhig and Mr. Handal, attended more than 75% of the meetings of the Board of Directors and Board committees on which he served during the time period in which he was a director during such fiscal year.
      We have a policy to encourage attendance by our directors at annual shareholders meetings. Most of our directors have historically attended those meetings, and all of our directors who were then serving as directors, other than Mr. Cowhig, attended the annual shareholders meeting in June 2005.
Committees of the Board of Directors
      The Board of Directors has an Audit Committee, Compensation Committee and Governance and Nominating Committee. The members of each of these committees are appointed by the full Board.

Audit Committee
      The Audit Committee consists of Messrs. McCoy (Chair), Farley and Johnson. All members of the Audit Committee are “independent” as that term is defined in the applicable listing standards of The NASDAQ Stock Market and regulations of the SEC, and all members are financially literate as required by the applicable listing standards of The NASDAQ Stock Market. In addition, the Board of Directors has determined that Mr. McCoy has the financial experience required by the applicable listing standards of The NASDAQ Stock Market and is an “audit committee financial expert” as defined by applicable regulations of the SEC.
      The Audit Committee reviews accounting and auditing principles and procedures with a view toward providing for adequate internal controls and reliable financial records. To this end, it oversees our financial reporting process by, among other things, reviewing and reassessing the Audit Committee Charter annually, reviewing with the independent registered public accounting firm our financial reporting and controls regarding accounting, overseeing the independence of our auditors, and selecting and appointing the independent registered public accounting firm. The responsibilities of the Audit Committee are set forth in the Audit Committee Charter, a copy of which is available on our Web site at www.wilsonsleather.com. The Audit Committee periodically reviews the Audit Committee Charter in light of SEC regulations and listing standards of The NASDAQ Stock Market. The Audit Committee met twelve times during fiscal year 2005.

Compensation Committee
      The Compensation Committee consists of Messrs. Johnson (Chair), Handal, McCoy and Weschler. All members of the Compensation Committee are “independent” as that term is defined in the applicable listing standards of The NASDAQ Stock Market. The Compensation Committee determines the compensation of the Chairman and Chief Executive Officer and all other executive officers and establishes executive compensation strategy and assures that all executive officers of our company are compensated effectively in a manner consistent with such strategy, internal equity considerations, competitive practices, and the requirements of regulatory agencies. The Compensation Committee also administers our stock-based incentive plans and approves grants to executive officers made in connection therewith. The responsibilities of the Compensation Committee are set forth in the Compensation Committee Charter, a copy of which is available on our company’s Web site at www.wilsonsleather.com. The Compensation Committee periodically reviews the

Compensation Committee Charter in light of SEC regulations and listing standards of The NASDAQ Stock Market. The Compensation Committee met seven times during fiscal year 2005 and took written action in lieu of a meeting four times.

Governance and Nominating Committee
      The Governance and Nominating Committee consists of Messrs. Farley (Chair), Cowhig, Handal and Weschler. All members of the Governance and Nominating Committee are “independent” as defined by the applicable listing standards of The NASDAQ Stock Market. The purpose of the Governance and Nominating Committee includes recommending corporate governance principles and business conduct guidelines to the Board. The Governance and Nominating Committee also considers the qualifications of, and recommends, each candidate and incumbent for election as a director and nominates candidates to fill Board vacancies. The responsibilities of the Governance and Nominating Committee are set forth in the Governance and Nominating Committee Charter, a copy of which is available on our Web site at www.wilsonsleather.com. The Governance and Nominating Committee periodically reviews the Governance and Nominating Committee Charter in light of SEC regulations and listing standards of The NASDAQ Stock Market. The Governance and Nominating Committee met six times during fiscal year 2005.
Shareholder Communication with the Board of Directors
      The Board provides a process for shareholders to send communications to the Board or any of the directors. Shareholders may send written communications to the Board or any of the directors c/o Director of Legal Services, Wilsons The Leather Experts Inc., 7401 Boone Avenue North, Brooklyn Park, Minnesota 55428. All communications will be compiled by the Director of Legal Services and submitted to the Board or the individual directors on a periodic basis.
Nominations for the Board of Directors
      The Governance and Nominating Committee reviews nominees for directors and recommends to the Board those nominees whose attributes it believes would be most beneficial to the company. This assessment includes such issues as experience, integrity, competence, diversity, skills, and dedication in the context of the needs of the Board in addition to other factors the Governance and Nominating Committee deems appropriate based on the current needs and desires of the Board.
      The Governance and Nominating Committee will consider director candidates recommended by shareholders in the same manner that it considers all director candidates. If a shareholder wishes to nominate a director other than a person nominated by or on behalf of the Board, he or she must comply with certain procedures, including procedures set out in our Restated By-Laws. Shareholders who wish to suggest qualified candidates to the Governance and Nominating Committee should write to our Chief Financial Officer at 7401 Boone Avenue North, Brooklyn Park, Minnesota 55428, stating in detail the candidate’s qualifications for consideration by the Committee, together with the written consent of such person to being named in the Proxy Statement and to serve as a director and all other information required by the Restated By-Laws. Shareholder recommendations of nominees to be considered by the Governance and Nominating Committee for the election of directors at the 2007 Annual Meeting of Shareholders and included in our proxy statement and form of proxy for such meeting must be received by December 27, 2006. Shareholder recommendations of nominees intended to be presented at the 2007 Annual Meeting of Shareholders but not intended to be considered by the Governance and Nominating Committee or included in our proxy statement and form of proxy must be received by March 3, 2007. For more information regarding the submission of shareholder recommendations, please refer to “Additional Matters — Deadline for Submission of Shareholders’ Proposals.”
      Peter V. Handal was identified as a potential director by Michael M. Searles, our Chairman and Chief Executive Officer. Mr. Handal met with the members of the Governance and Nominating Committee and the Governance and Nominating Committee recommended Mr. Handal to the Board for election as a director.

Director Compensation
      Each member of the Board who is not an officer or employee or former officer or employee receives an annual retainer of $25,000. Beginning at the 2005 Annual Meeting of Shareholders, one-half of the $25,000 annual retainer is payable in cash and one-half of the retainer is payable in shares of our common stock at the end of each twelve-month period, based on the fair market value of the stock on the day immediately preceding the next annual meeting of shareholders. Outside directors also receive a cash payment of $1,500 for each meeting of the Board or meeting of a Board committee that such member attended in person, and beginning on the date of the 2005 Annual Meeting, for telephonic meetings that such member attended which lasted longer than one hour. In addition, beginning on the date of the 2005 Annual Meeting, outside directors also receive $500 for each telephonic meeting that such member attended which lasts less than one hour. For fiscal year 2005, Mr. Weschler waived payment of all directors fees. The chair of the Governance and Nominating Committee and the chair of the Compensation Committee receive an additional annual retainer of $5,000, and the chair of the Audit Committee receives an additional annual retainer of $10,000. Also, Mr. Farley receives an additional payment of $10,000 for his service as lead director. Board members who incur reasonable and customary travel expenses to attend board meetings are reimbursed for such travel expenses.
      Members of the Board are also eligible to receive grants of stock options under our stock-based incentive plan and it is expected that the Compensation Committee will grant options of common stock to new directors. In June 2005, we granted options for 30,000 shares of common stock at an exercise price of $5.88 per share to each of Michael T. Cowhig, William F. Farley, Peter V. Handal, Bradley K. Johnson, Michael J. McCoy and David L. Rogers. Such options were granted with a vesting schedule that provided for the options to vest cumulatively on a prorated basis on each of the first, second and third anniversaries of the date of grant if the optionee continued as a director.
      It is currently anticipated that future option grants to the directors who received grants in 2005 will not be made until approximately 2010.
Voting Recommendation
      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ALL CLASS I NOMINEES LISTED ABOVE.

REPORT OF THE AUDIT COMMITTEE
      The Audit Committee is composed of three independent directors. The role of our Committee is one of oversight of our company’s management and independent registered public accounting firm in regard to accounting, financial reporting, internal control and auditing. We also consider and pre-approve any non-audit services provided by our company’s independent registered public accounting firm to ensure that no prohibited non-audit services are provided by such firm and that the independence of our company’s independent registered public accounting firm is not compromised. In performing our oversight function, we relied upon advice and information received in our discussions with our company’s management and independent registered public accounting firm.
      We have: (i) reviewed and discussed our company’s audited financial statements for the fiscal year ended January 28, 2006, with our company’s management; (ii) discussed with our company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, regarding communication with audit committees (Codification of Statements on Auditing Standards, AU §380); and (iii) received the written disclosures and the letter from our company’s independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and have discussed with our company’s independent registered public accounting firm such firm’s independence.
      Based on the review and discussions with management and our company’s independent registered public accounting firm referred to above, we recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 28, 2006, for filing with the SEC.

AUDIT COMMITTEE

Michael J. McCoy (Chair)
Bradley K. Johnson
William F. Farley
FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees
      The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our annual financial statements for 2004 and 2005, and fees billed for other services rendered by KPMG LLP.

	2004	2005

Audit Fees(1)	$648,127	$580,666
Audit-Related Fees(2)	27,080	24,915
Tax Fees(3)	17,192	16,944
All Other Fees	—	—

Total	$692,399	$622,525

(1)	Audit fees in 2004 and 2005 consisted primarily of the annual audit and quarterly reviews of our consolidated financial statements and assistance with and review of documents filed with the SEC. Audit fees also include services in connection with the attestation of management’s report on internal controls required by the Sarbanes-Oxley Act of 2002, as well as fees for services generally only the independent registered public accounting firm can reasonably be expected to provide.

(2)	Audit-related fees in 2004 and 2005 consisted of employee benefit plan audits and airport sales audits.

(3)	Tax fees in 2004 and 2005 related solely to the preparation of expatriate tax returns for certain employees located overseas.

Pre-Approval of Services
      Our Audit Committee Charter requires that the Audit Committee pre-approve all audit and non-audit services provided by our company’s independent registered public accounting firm and consider whether the provision of these non-audit services by such firm is compatible with maintaining the independence of our independent registered public accounting firm, prior to engagement for such services. The Audit Committee pre-approved 100% of such services for 2004 and 2005. Our independent registered public accounting firm and management periodically report to the full Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.
Auditor Independence
      The Audit Committee has considered whether, and has determined that, the provision of services described under “Tax Fees” was compatible with maintaining the independence of KPMG LLP as our independent registered public accounting firm.

REPORT OF THE COMPENSATION COMMITTEE
      The Compensation Committee, comprised entirely of non-employee directors, establishes executive compensation strategy and assures that all executive officers are compensated effectively in a manner consistent with such strategy, internal equity considerations, competitive practices, and the requirements of regulatory agencies. In addition, we are responsible for administering our company’s stock-based incentive plans and approving grants to executive officers made in connection therewith.
Executive Compensation Philosophy
      The compensation program for executive officers is designed to promote our company’s financial performance, business strategies, and other values and objectives. This program seeks to enhance shareholder value by linking the financial interests of our company’s executives with those of the shareholders. The company has developed and implemented an executive compensation program based on a pay-for-performance philosophy to achieve the following objectives:

•	To attract and retain high-caliber executive officers who are capable of leading the company in the achievement of its business objectives;

•	To provide compensation awards that are competitive;

•	To motivate and reward executives based on company achievements and individual performance objectives; and

•	To provide a maximum return on the company’s investment in resources to shareholders by linking a significant portion of total compensation to the company’s financial results and the market value of the common stock.
The Compensation Process

Compensation Review
      The Board of Directors approves financial goals and performance measures. We review and approve the base salaries for each executive officer, including the Chairman and Chief Executive Officer (the “CEO”). After year-end, the Vice President, Human Resources presents to the Compensation Committee the assessment of results.
      We received a thorough review and presentation of total compensation for executive officers in fiscal year 2005. Total compensation under the compensation program for executive officers for 2005 was generally established to be between the 50th and 75th percentile of companies included in certain retail compensation surveys, depending upon the particular officer’s position, responsibilities, and the degree of difficulty and challenge associated with the performance objectives.
      The fiscal year 2005 executive compensation program consisted of three key elements: (1) base salary; (2) short-term incentive; and (3) long-term incentive in the form of stock options. In addition, the executive officers receive health and dental benefits and are eligible to participate in the 401(k) Profit Sharing Plan and Employee Stock Purchase Plan on the same basis as other full-time employees. The policies and the bases for determining executive compensation and specifically that of the CEO are described below.

Base Salary
      Base salaries for executive officers, with the exception of the CEO, are determined by reviewing and comparing salaries, and the corresponding job descriptions, offered for similar positions by utilizing certain retail compensation surveys and by reviewing salaries of persons with comparable qualifications, experience and responsibilities at other companies of comparable size in the retail industry. After reviewing these salaries and job descriptions, management establishes a range of salaries paid for various executive positions.

Short-Term Incentive Compensation
      The Wilsons Leather Corporate Leadership Team Incentive Plan (the “Team Incentive Plan”) provides for cash bonuses to executive officers, director-level employees and all other employees designated by the incentive committee based upon the achievement of annual corporate financial objectives set by the Compensation Committee. We determined that the corporate financial objective for fiscal year 2005 would be based on the company’s operating profit. If 100% of the targeted operating profit was achieved, executive officers would receive a targeted award amount based upon a percentage of their respective base salaries. That percentage for executive officers is established by us and was 75% for Michael Searles, Chairman and Chief Executive Officer, 50% for Peter Michielutti, former Executive Vice President, Chief Financial Officer and Chief Operating Officer, and 40% for each other executive officer for fiscal year 2005. For fiscal year 2005, if at least 90% but less than 100% of the annual corporate financial objective was achieved, the participants would receive a percentage of what they would receive if 100% of the annual corporate financial objective was achieved. That percentage was 10% if 90% of the annual corporate financial objective was achieved and increased on a sliding scale to 100% if 100% of the annual corporate financial objective was achieved. For fiscal year 2006, participants will not be eligible to receive a cash bonus under the Team Incentive Plan unless the annual corporate financial objective is achieved. No more than 100% of the targeted award can be received, but achievement of more than 100% of the annual corporate financial objective does entitle participants to share in an incentive pool pursuant to the Team Incentive Plan. Even if 100% of the annual corporate financial objective is achieved, 40% of what each executive officer would otherwise receive is subject to risk based upon the achievement of position-specific objectives.
      In addition to the targeted award amounts, the Team Incentive Plan provides an incentive pool for performance in excess of the annual corporate financial objective. Payments from the pool cannot exceed 20% of the excess. The annual total combined payments to any participant from the Team Incentive Plan of targeted amounts and distributions from the incentive pool cannot exceed 200% of a participant’s annual base salary. We did not authorize the payment of any bonuses for fiscal year 2005 under the Team Incentive Plan to executive officers.

Long-Term Incentive Compensation
      The Amended and Restated 2000 Long Term Incentive Plan (the “2000 Plan”) was developed to enhance the total compensation package for key management and, in particular, to link compensation to the market value of our company’s common stock. The desired goal is to retain and develop personnel capable of assuring our company’s future success by affording them an opportunity to acquire a proprietary interest in the company through stock options and other stock-based awards. Stock option grants and other stock-based awards are intended to align executives’ interests in managing the company with shareholders’ interests.
      The Compensation Committee generally grants stock options to new executive officers upon appointment as an executive officer. We also grant stock options at our discretion to executive officers based on several factors (which are not given a particular relative weight), including increases in the level of responsibility, promotions, sustained performance over a period of time and overall stock performance. In granting new options, we will also take into account the number of options already granted to an officer. All outstanding stock options granted since Wilsons Leather became a publicly held corporation have been granted at an option price equal to the Fair Market Value (as defined in each of the relevant stock incentive plans) of the common stock on the date of grant and generally vest, cumulatively, on a prorated basis on each of the first, second and third anniversaries of the date of grant, subject to acceleration in the event of the death or Disability of the officer or a Change in Control (as defined in each of the relevant stock incentive plans).

      The 2000 Plan also gives the Compensation Committee the authority to award to eligible participants shares of common stock which are subject to certain restrictions. No shares of restricted stock were granted in fiscal 2005.
      The company has a 1996 Option Plan (the “1996 Plan”), under which grants of options have previously been made. We do not intend to make additional awards under the 1996 Plan.
Compensation of Chief Executive Officer
      Michael M. Searles. The company has entered into an employment agreement with Michael M. Searles, as Chairman and Chief Executive Officer (the “Employment Agreement”). Under the Employment Agreement, Mr. Searles received a base salary of $580,000 in fiscal 2005, subject to increases for subsequent years at the discretion of the Compensation Committee (prorated for any partial employment year). Mr. Searles’ Employment Agreement also provides that his target award under the cash bonus plan will be 100% of his base salary. In connection with the adoption of the Team Incentive Plan, Mr. Searles agreed to a reduction in the target award to 75% of his base salary. Mr. Searles also received a one-time bonus of $100,000 in connection with the commencement of his employment under the terms of the Employment Agreement. Mr. Searles is entitled to continue to receive his base salary for a period of 12 months if he is terminated without Cause or if he resigns with Good Reason (as defined in the Employment Agreement). In such event, he is also entitled to the annual cash incentive award for that year that is otherwise payable, provided that the termination occurs in the last six months of the fiscal year, and to certain insurance coverage at the company’s expense for 18 months after termination. The Employment Agreement expires on January 31, 2007. See “Compensatory Plans or Arrangements” below.
      We evaluate the performance and determine the base salary of the Chairman and Chief Executive Officer annually based on our assessment of his past performances and our expectation as to his future contributions in leading Wilsons Leather and on the process described under “— Base Salary” above. In addition, the market competitiveness of his base salary and incentives are reviewed against external survey data along with a proxy review of peer-group pay practices. Factors that we consider in determining the Chairman and Chief Executive Officer’s base salary are not subject to any specific weighting factor or formula.
      The annual cash bonus for Mr. Searles awarded under the Team Incentive Plan, if any, is dependent on the accomplishment of the corporate financial objective approved by the Compensation Committee as discussed above. Even if 100% of the corporate financial objective is achieved, 40% of the targeted amount Mr. Searles would otherwise receive is subject to risk based upon his achievement of position-specific objectives that we set. If the corporate financial objective is exceeded, Mr. Searles will also share in the incentive pool described above under “— Short-Term Incentive Compensation.” Pursuant to the provisions of the Team Incentive Plan and action of the Compensation Committee, Mr. Searles’ bonus, including payments from the incentive pool, for a fiscal year could range from 0% to 200% of his base salary. Mr. Searles did not receive a cash bonus under the Team Incentive Plan for fiscal 2005 but did receive a special cash bonus of $50,000 in March 2005 to reward his performance to that time.
      On June 2, 2005, the company also granted to Mr. Searles an option to purchase 450,000 shares of common stock pursuant to the 2000 Plan at an exercise price of $5.88. Such options vest cumulatively on a prorated basis on each of the first, second and third anniversaries of the date of grant if Mr. Searles continues as an employee of our company, subject to the possible acceleration of vesting in certain circumstances.
Compliance with Internal Revenue Code Section 162(m)
      Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation’s chief executive officer or any of the other four most highly compensated executive officers. One of the exceptions to this limit is for qualifying “performance-based compensation.” The 2000 Plan has been designed to meet the requirements of Section 162(m) with respect to grants of options, stock appreciation rights, performance shares and restricted stock if the restrictions lapse upon achievement of certain performance goals and not upon years of continued service. The Compensation Committee expects that the options granted under the 2000 Plan are qualified as “performance-based compensation” for Section 162(m) purposes and will be deductible by the company under current federal income tax laws. However, certain other compensation paid to our executive officers, including restricted stock grants, will be subject to the deduction limitation. We believe, in order to retain the flexibility to compensate the executive officers in a competitive environment in accordance with the principles discussed above, that it would be inadvisable to adopt a strict policy of compliance with Section 162(m) in all cases. We will, however, continue to consider future opportunities for compliance with Section 162(m) that we feel are in the best interests of the company and our shareholders. We also believe that the amount of any expected loss of a tax deduction under Section 162(m) will be insignificant to our company’s overall tax position.

COMPENSATION COMMITTEE

Bradley K. Johnson (Chair)
Peter V. Handal
Michael J. McCoy
R. Ted Weschler

EXECUTIVE COMPENSATION
      The following table sets forth the compensation for the 2005 fiscal year ended January 28, 2006, the 2004 fiscal year ended January 29, 2005, and the 2003 fiscal year ended January 31, 2004, of our Chairman and Chief Executive Officer and our four other most highly compensated executive officers. Peter G. Michielutti is included because he would have been one of our four other most highly compensated executive officers if he had been an executive officer at the end of fiscal year 2005. These people are the “Named Executive Officers.”
SUMMARY COMPENSATION TABLE

					Long-Term Compensation

					Restricted	Securities
		Annual Compensation			Stock	Underlying	All Other
	Fiscal				Awards	Options (Shares)	Compensation
Name and Principal Position	Year	Salary($)	Bonus($)		($)(1)	(#)	($)(2)

Michael M. Searles	2005	580,000	—		—	450,000	135,457
Chairman and Chief	2004	95,923	150,000	(4)	—	350,000	228
Executive Officer(3)
Jeffrey W. Orton	2005	241,158	81,833	(5)	—	80,000	5,527
Chief Information Officer	2004	233,865	178,363	(6)	17,400	12,000	4,504
and Vice President, Logistics	2003	231,000	—		24,000	12,000	4,370
M. Adam Boucher	2005	102,115	140,000	(8)	—	100,000	47,610
Vice President, Store
Sales and Real Estate(7)
Betty A. Goff	2005	238,050	—		—	90,000	5,405
Vice President, Human	2004	227,396	171,838	(9)	17,400	12,000	4,514
Resources	2003	221,000	—		24,000	12,000	4,352
Teresa L. Wright	2005	233,076	—		—	100,000	3,674
Former Vice President,	2004	189,883	77,600	(11)	—	9,500	2,164
General Merchandise	2003	172,000	—		—	—	1,984
Manager(10)
Peter G. Michielutti	2005	329,942	—		—	200,000	360,334
Former Executive Vice	2004	327,938	351,256	(13)	23,200	38,000	6,397
President, Chief Financial	2003	318,500	—		40,000	20,000	3,508
Officer and Chief
Operating Officer(12)

(1)	The value of the restricted stock awards was determined by multiplying the fair market value of our common stock on the date of grant by the number of shares awarded. With the Change in Control that occurred in July 2004, all restricted shares became fully vested.

(2)	Amounts reported for 2005 represent term life insurance premiums paid for Mr. Searles, ($2,735), Mr. Orton ($360), Mr. Boucher ($104), Ms. Goff ($350), Ms. Wright ($221), and Mr. Michielutti ($556); our matching contributions under our 401(k) Profit Sharing Plan in the following amounts: Mr. Orton ($5,167), Ms. Goff ($5,055), Ms. Wright ($3,453), and Mr. Michielutti ($6,778); relocation payments in the following amounts: Mr. Searles ($132,722), and Mr. Boucher ($47,506). Amounts reported for 2004 and 2003 represent term life insurance premiums paid, matching contributions under our 401(k) Profit Sharing Plan for each of Mr. Searles, Mr. Orton, Ms. Goff, Ms. Wright and Mr. Michielutti. See “Compensatory Plans and Arrangements” for a description of the amounts payable to Mr. Michielutti in connection with his resignation.

(3)	Mr. Searles’ employment commenced on December 1, 2004.

(4)	The 2004 bonus amount for Mr. Searles includes a one-time $100,000 bonus in connection with the commencement of his employment and a $50,000 special cash bonus to reward his performance.

(5)	The bonus amount represents an $81,833 special bonus.

(6)	The bonus amount for Mr. Orton includes $62,363 paid pursuant to the Executive and Key Management Incentive Plan and a retention bonus of $116,000 that was contingent upon him remaining with the company through the payment dates and achieving certain corporate and position-specific objectives.

(7)	Mr. Boucher’s employment commenced on August 29, 2005.

(8)	The bonus amount represents a one-time signing bonus of $100,000 paid in connection with Mr. Boucher’s commencement of employment and a $40,000 special bonus paid to Mr. Boucher.

(9)	The bonus amount for Ms. Goff includes $60,838 paid pursuant to the Executive and Key Management Incentive Plan and a retention bonus of $111,000 that was contingent upon her remaining with the company through the payment dates and achieving certain corporate and position-specific objectives.

(10)	Teresa L. Wright resigned from the company effective March 10, 2006. In connection with her resignation, we entered into an agreement with Ms. Wright to provide one year of severance pay less applicable taxes. See “Compensatory Plans or Arrangements.”

(11)	The bonus amount for Ms. Wright includes $47,600 paid pursuant to the Executive and Key Management Incentive Plan and a retention bonus of $30,000 that was contingent upon her remaining with the company through the payment dates and achieving certain corporate and position-specific objectives.

(12)	Mr. Michielutti resigned from his position as an executive officer effective January 9, 2006. See “Compensatory Plans and Arrangements” for a description of the amounts payable to Mr. Michielutti in connection with his resignation.

(13)	The bonus amount for Mr. Michielutti includes $139,256 paid pursuant to the Executive and Key Management Incentive Plan and a retention bonus of $212,000 that was contingent upon him remaining with the company through the payment dates and achieving certain corporate and position-specific objectives.

Stock Options
      The following table provides certain information concerning grants of stock options during fiscal year 2005 to the Named Executive Officers. In accordance with the rules of the SEC, the table sets forth the grant date present value of the options calculated using the Black-Scholes option pricing model. Our use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option models require a prediction about the future movement of the stock price.
OPTION GRANTS IN LAST FISCAL YEAR

		% of Total
	Number of	Options
	Shares	Granted to
	Underlying	Employees in	Exercise Price		Grant Date
	Options	Fiscal Year	Per Share	Expiration	Present Value
Name	Granted(1)	(%)	($)	Date	($)(2)

Michael M. Searles	450,000	17.91	5.88	6/2/2010	1,537,000
Jeffrey W. Orton	80,000	3.18	5.88	6/2/2010	273,000
M. Adam Boucher	100,000	3.98	6.73	8/29/2010	358,000
Betty A. Goff	90,000	3.58	5.88	6/2/2010	307,000
Teresa L. Wright	100,000	3.98	5.88	Canceled	342,000
Peter G. Michielutti	200,000	7.96	5.88	Canceled	683,000

(1)	Options were granted from the 2000 Plan. The options granted to Mr. Searles, Mr. Orton and Ms. Goff become exercisable cumulatively as to one-third of the shares on each of June 2, 2006, June 2, 2007, and June 2, 2008. The option granted to Mr. Boucher becomes exercisable cumulatively as to one-third of the shares on each of August 29, 2006, August 29, 2007, and August 29, 2008. The options granted Mr. Michielutti and Ms. Wright on June 2, 2005, expired in accordance with their terms upon Mr. Michielutti’s and Ms. Wright’s separation from the company.

(2)	The following are the weighted averages of the assumptions made for purposes of calculating the grant date present value using the Black-Scholes option pricing model: expected time of exercise of 4.5 years, volatility of 69.5%, risk-free interest of 3.9%, and dividend yield of 0.0%. The real value of the options in this table depends upon the actual performance of our common stock during the applicable period and at the time the options are exercised. The dollar amounts in this column are not intended to forecast potential future appreciation, if any, of our common stock.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES
      The following table summarizes option exercises during fiscal year 2005 and provides information regarding the number of all unexercised stock options held by the Named Executive Officers as of January 28, 2006, the end of our last fiscal year:

			Number of Shares Underlying		Value of Unexercised
			Unexercised Options at		In-The-Money Options at
	Shares		Fiscal Year-End (#)		Fiscal Year-End ($)(1)
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Michael M. Searles	—	—	116,667	683,333	—	—
Jeffrey W. Orton	—	—	48,600	80,000	6,120	—
M. Adam Boucher	—	—	—	100,000	—	—
Betty A. Goff	—	—	54,600	90,000	6,120	—
Teresa L. Wright(2)	—	—	15,517	103,333	2,295	—
Peter G. Michielutti(2)	—	—	144,667	—	9,180	—

(1)	Calculated on the basis of the closing sale price value of the underlying shares of common stock at January 27, 2006, the last trading day of our fiscal year, as reported by The NASDAQ National Market®, of $3.41 per share, minus the per share exercise price, multiplied by the number of shares underlying the option. On April 3, 2006, the closing sale price of a share of the common stock was $3.82.

(2)	Pursuant to the terms of the options, all vested but unexercised options held by Mr. Michielutti were canceled on April 9, 2006, and any vested but unexercised options held by Ms. Wright will be canceled three months after her separation from the company.
EQUITY COMPENSATION PLAN INFORMATION
      The following table provides information as of January 28, 2006, for compensation plans under which securities may be issued:

	Number of Securities		Weighted-Average	Number of Securities
	to be Issued Upon		Exercise Price of	Remaining Available
	Exercise of		Outstanding	for Future Issuance
	Outstanding Options,		Options, Warrants	Under Equity
Plan Category	Warrants and Rights		and Rights	Compensation Plans

Equity compensation plans approved by shareholders	3,253,272	(1)	$6.74	1,639,394	(2)
Equity compensation plans not approved by shareholders	217,464		7.58	183,901

Total	3,470,736			1,823,295

(1)	Amount includes outstanding options under the 1996 Plan and the 2000 Plan.

(2)	Includes securities available for future issuance under the 1996 Plan, the 2000 Plan and the Employee Stock Purchase Plan.
Equity Compensation Plans Not Approved By Security Holders
      Our 1998 Stock Option Plan (the “1998 Plan”) was adopted in its current form by the Board of Directors on January 28, 1998. The purpose of the 1998 Plan is to provide employees who are not directors or officers with an opportunity to acquire a proprietary interest in the company and thereby develop a stronger incentive to put forth the maximum effort for the continued success and growth of the company. In addition, the Board believes the opportunity to acquire a proprietary interest in the company will aid in attracting and retaining employees of outstanding ability.

      The 1998 Plan authorizes the issuance of an aggregate of 750,000 shares (after giving effect to our three-for-two stock split on March 15, 2000) in award grants. The Compensation Committee has sole discretion in awarding grants of common stock under the 1998 Plan to employees who are not subject to the reporting requirements of Section 16 of the Exchange Act; however, the Compensation Committee may decide to delegate to the Chairman and Chief Executive Officer its authority to award stock options, who in turn may delegate such authority to any such other officer. As of January 28, 2006, 183,901 shares of common stock were available for awards under the 1998 Plan. We do not intend to make additional awards under the 1998 Plan.
COMPENSATORY PLANS OR ARRANGEMENTS
      We have entered into an Employment Agreement with Michael M. Searles, as Chairman and Chief Executive Officer, having an employment term running through January 31, 2007 (the “Term”). In connection with Mr. Searles’ execution of the Employment Agreement, he received a one-time $100,000 signing bonus. The Employment Agreement provided for an annual base salary of $580,000 through fiscal 2005, subject to increases for subsequent years at the discretion of the Compensation Committee. Mr. Searles participates in our Team Incentive Plan whereby Mr. Searles is eligible for an incentive award based on our achievement of corporate financial objectives for consolidated operating profits. The Employment Agreement provided that Mr. Searles’ target award under our prior incentive plan, the Executive and Key Management Incentive Plan, or a replacement incentive plan, would be 100% of his base salary. However, upon the adoption of the Team Incentive Plan that replaced the Executive and Key Management Incentive Plan, Mr. Searles executed a Waiver and Modification under Employment Agreement on March 2, 2005, waiving his right to a 100% target award, provided that his target award under the Team Incentive Plan during the Term of the Employment Agreement will be at least 75% of his base salary, and his maximum incentive opportunity during the Term of the Employment Agreement will be 200% of his base salary. The Employment Agreement provides that if Mr. Searles’ employment is terminated without Cause or if Mr. Searles resigns for Good Reason (each as defined in the Employment Agreement) during the Term, Mr. Searles (1) will receive a severance payment equal to his base salary for a period of twelve months, (2) may elect to have 18 months of continued health and life insurance coverage paid by us and (3) if Mr. Searles was employed by us for at least six months of the fiscal year in which termination occurred, he will receive any annual incentive award that he would have received had he remained employed for such fiscal year. The Employment Agreement also provided Mr. Searles with certain benefits, including reimbursement for expenses and relocation assistance. The Employment Agreement provided that for a period of up to twelve months, which was extended to a period of up to eighteen months by an Amendment to Employment Agreement dated September 14, 2005, after commencement of his employment, Mr. Searles would be provided temporary housing and reimbursement for airfare on an average frequency of once every two weeks to his home residence in California. Mr. Searles no longer uses such temporary housing or is reimbursed for airfare. The Employment Agreement contains confidentiality, non-compete and non-solicitation covenants from Mr. Searles.
      On January 13, 2006, River Hills Wilsons, Inc. entered into an agreement with Peter G. Michielutti regarding his resignation. Under the terms of the agreement, Mr. Michielutti released all claims against us, other than claims for indemnification, and agreed to maintain confidential information, refrain from competing with us for one year, refrain from hiring, or attempting to hire, our current or certain of our former employees and refrain from interfering with our relationships with our vendors, independent contractors or customers. If Mr. Michielutti complies with the agreement, he will continue to receive his base salary for up to one year. However, if Mr. Michielutti receives earnings from other full-time employment (including self-employment) at any time during this one-year period, we will deduct from the salary continuation payments all amounts earned by Mr. Michielutti as a result of such employment. In addition, we will pay the employer portion of the group health, dental and vision insurance premiums for up to one year if Mr. Michielutti elects to continue coverage.

      On March 10, 2006, River Hills Wilsons, Inc. entered into an agreement with Teresa L. Wright, under which Ms. Wright confirmed her resignation as Vice President, General Merchandise Manager. Under the terms of the agreement, Ms. Wright released all claims against us, other than claims for indemnification, and agreed to maintain confidential information, refrain from competing with us for one year after her separation date, refrain from hiring, or attempting to hire, our current or certain of our former employees and refrain from interfering with our relationships with our vendors, independent contractors or customers. If Ms. Wright complies with the agreement, she will continue to receive her base salary for a period of up to one year. However, if Ms. Wright receives earnings from other employment (including self-employment) at any time during this one-year period, we will deduct from the salary continuation payments all amounts earned by Ms. Wright as a result of such employment. In addition, we will pay the employer portion of the group health, dental and vision insurance premiums for up to twelve months if Ms. Wright elects to continue coverage. We have also agreed to provide outplacement services to Ms. Wright.

COMPARATIVE STOCK PERFORMANCE
      The comparative stock performance graph below compares the cumulative shareholder return on our common stock for the period from February 3, 2001, through January 28, 2006, with the cumulative total return on (i) the Nasdaq Retail Composite Stock index and (ii) the S&P 500 Index. The table assumes the investment of $100 in our common stock, the Nasdaq Retail Composite Stock Index and the S&P 500 Index on February 3, 2001, and the reinvestment of all dividends through the last trading day of the years ended February 2, 2002, February 1, 2003, January 31, 2004, January 29, 2005, and January 28, 2006.

	2/3/01	2/2/02	2/1/03	1/31/04	1/29/05	1/28/06

Wilsons The Leather Experts Inc.	100.00	73.19	27.93	18.74	19.04	20.75
Nasdaq Retail Composite Stock Index	100.00	119.13	96.88	142.04	170.10	184.47
S&P 500 Index	100.00	83.16	63.41	83.82	86.80	95.13
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Exchange Act requires that our directors and executive officers file initial reports of ownership and reports of changes in ownership with the SEC. Directors and executive officers are required to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us and written representations from our directors and executive officers, we make the following disclosure: Joel N. Waller, a former director, failed to make a timely filing of his statement of beneficial ownership with respect to his sale of common stock in April 2005. Mr. Waller’s filing was made one day late.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      In 2005, Richard Liu, chairman of Superior Holdings International, Ltd., one of our major suppliers, was a greater than 5% shareholder of our common stock. Superior Holdings International, Ltd. sold $11.3 million, $10.8 million, and $14.7 million of products to us during 2005, 2004, and 2003, respectively. We believe that transactions with Superior Holdings International, Ltd. are on terms no less favorable to us than those obtainable in arm’s-length transactions with unaffiliated third parties.

PROPOSAL NUMBER TWO
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      The Audit Committee of the Board of Directors has selected KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending February 3, 2007, subject to ratification by our shareholders. While it is not required to do so, the Board of Directors is submitting the selection of that firm for ratification in order to ascertain the view of the shareholders. If the selection is not ratified, the Audit Committee will reconsider its selection. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending February 3, 2007.
      A representative of KPMG LLP will be present at the meeting and will be afforded an opportunity to make a statement if such representative so desires and will be available to respond to appropriate questions during the meeting.
Voting Recommendation
      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING FEBRUARY 3, 2007.

ADDITIONAL MATTERS
Annual Report
      The Annual Report to Shareholders for the fiscal year 2005, which includes the Annual Report on Form 10-K and financial statements, is being mailed with this Proxy Statement.
Deadline for Submission of Shareholders’ Proposals
      Proposals of shareholders intended to be presented at the 2007 Annual Meeting of Shareholders and desired to be included in our proxy statement and form of proxy for such meeting must be received by the Chief Financial Officer of our company, 7401 Boone Avenue North, Brooklyn Park, Minnesota 55428, no later than December 27, 2006, for inclusion in the proxy statement for that meeting. Notice of shareholder proposals intended to be presented at the 2007 Annual Meeting of Shareholders but not intended to be included in our proxy statement and form of proxy for such meeting must be received by us by March 3, 2007. If, however, the date of the 2007 Annual Meeting of Shareholders is more than 30 days before or after the first anniversary of the date of the 2006 Annual Meeting of Shareholders (i.e., June 1, 2006), notice of such proposal must be received by us at least 90 days before such meeting or, if later, within 10 days after the first public announcement of the date of the 2007 Annual Meeting of Shareholders. We suggest that all such proposals be sent to us by certified mail, return receipt requested.
Other Matters
      As of the date of this Proxy Statement, management knows of no matters that will be presented for determination at the Annual Meeting other than those referred to herein. If any other matters properly come before the annual meeting calling for a vote of shareholders, it is intended that the shares represented by the proxies solicited by the Board of Directors will be voted by the persons named therein in accordance with their best judgment, subject to applicable federal securities rules.

By Order of the Board of Directors,

Philip S. Garon
Secretary
Dated: April 26, 2006

ANNUAL MEETING

Thursday, June 1, 2006
10:00 a.m. Central Daylight Time

The Northland Inn
7025 Northland Drive
Brooklyn Park, Minnesota

Wilsons The Leather Experts Inc. 7401 Boone Avenue North, Brooklyn Park, MN 55428	Proxy

This Proxy is solicited on behalf of the Board of Directors.

By signing the Proxy, you revoke all prior proxies and appoint Michael M. Searles and Stacy A. Kruse, or either one of them, as Proxies, each with the power to appoint his/her substitute and to act without the other, and authorize each of them to represent and to vote, as designated herein, all shares of common stock of Wilsons The Leather Experts Inc. (the “Company”) held of record by the undersigned on April 3, 2006 at the Annual Meeting of Shareholders of the Company to be held on June 1, 2006 or at any adjournment thereof.

If no choice is specified, the Proxy will be voted “FOR” Items 1 and 2.

See reverse for voting instructions.

ò Please detach here ò

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Election of Class I directors:	01 William F. Farley 02 Peter V. Handal 03 Michael J. McCoy	☐	Vote FOR all Class I nominees (except as marked to the contrary below)	☐	Vote WITHHELD from all Class I nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the fiscal year ending February 3, 2007.	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION WITH RESPECT TO OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

Address Change? Mark Box    ☐    Indicate changes below:

Date

Signature(s) in Box
Please sign exactly as your name(s) appear on the Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.